Exhibit 16.1

April 3, 2025

Re: Eva Live Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in Form 8-K dated April 3, 2025, of Eva Live Inc. (the “Company”) to be filed with the Securities and Exchange Commission, and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with other statements made by the Company in Form 8-K.

Sincerely,

/s/OLAYINKA OYEBOLA & CO.

Olayinka Oyebola FCA, FCIT

Managing Partner/ CEO